CERTIFICATE OF ELIMINATION

OF THE

CERTIFICATE OF DESIGNATION OF SERIES A

JUNIOR PARTICIPATING PREFERRED STOCK

OF HAYNES INTERNATIONAL, INC.

Haynes International, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Haynes International, Inc.

SECOND:     The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is December 1, 1986.

THIRD:     The Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware, adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Corporation's Series A Preferred Stock are outstanding, and that none will be issued subject to the Certificate of Designation of Series A Junior Participating Preferred Stock previously filed with respect to such shares; and

RESOLVED FURTHER, that the proper officers of the Corporation are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a Certificate with the Secretary of State of the State of Delaware to eliminate all provisions set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.

FOURTH:     Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation is hereby amended, to eliminate all reference to the Series A Junior Participating Preferred Stock of the Corporation, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, this Certificate of Elimination of Certificate of Designations is executed on behalf of the Corporation by its Vice President – General Counsel & Corporate Secretary and attested by its Vice President – Finance & Chief Financial Officer this 4th day of April, 2007.

/s/ Anastacia S. Kilian
Anastacia S. Kilian, Vice President – General Counsel & Corporate Secretary

Attest:

/s/ Marcel Martin
Marcel Martin, Vice President – Finance & Chief Financial Officer